                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

         ENVIRONMENTAL STRATEGIES AND TECHNOLOGIES INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

                               PHONE-NET.COM, INC
                           (Former name of Registrant)

      Florida                                                  98-019822
(State or other jurisdiction of                             (I.R.S. Employer
incorporation or organization)                             Identification No.)

                16 West 46th 7Th Floor, New York, New York, 10036
           (Address of Principal Executive Offices including zip code)

                            2002 Employee Option Plan
                            (Full title of the plan)

                                  Todd Violette
           Environmental Strategies & Technologies International, Inc.
                                16 West 46th Street
                                     7th Floor
                               New York, NY 10036

                                 with a copy to
                                 Simon S. Kogan
                             Kogan & Associates, LLC
                             30 Broadway, Suite 2250
                            New York, New York 10006

                     (Name and address of agent for service)

                                  212-504-8206
          (Telephone number, including area code, of agent for service)

Approximate Date of Commencement of Proposed Sale: As soon as practicable after the Registration Statement becomes effective.

                         CALCULATION OF REGISTRATION FEE
================================================================================
                                   Proposed        Proposed
    Title of                       Maximum         Maximum
   Securities        Amount        Offering        Aggregate        Amount of
     to be           to be          Price          Offering       Registration
   Registered      Registered     Per Share         Price              Fee
--------------------------------------------------------------------------------
Common Stock,
$.001 par value    30,000,000        $.09            $2,700,000         $ 248.40
================================================================================
1) Computed pursuant to Rule 457(c) of the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and not as a representation as to any actual proposed price. The offering price per share, maximum aggregate offering price and registration fee is based upon the average of the high and the low price in the market for the common stock on May 30,
2002.

PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.   Plan Information

     The name of the registrant is Environmental Strategies & Technologies
International, Inc. (the "Registrant"). The name of the plan is the 2002
Stock Option Plan (the "Plan"). Under the Plan, the Plan administrators may grant options to any person employed by the Registrant either as employee, officer director or independent consultant, provided that no person can be granted options under the plan for services related to capital raising or promotional activities. Subject to the limitations contained in the Internal
Revenue Code for qualified stock options, the Plan administrators can set the option exercise price for each option. With the exception of independent consultants, the options are designed to qualify as incentive stock option plans pursuant to the Internal Revenue Code.

DESCRIPTION OF REGISTRANT'S SECURITIES

The authorized capital of the Registrant is 400,000,000 shares of Common Stock having a par value of $0.001, 20,000,000 shares of Preferred Stock having a par value of $0.001 and 12,000,000 shares of Class B Common Shares having a par value of $0.00, each Class B Common Share having super voting rights.

Each share of the Common Stock is entitled to one vote on all matters to be voted on by the shareholders, such as the election of certain directors and other matters that directly impact the rights of the holders of such class.
There is no cumulative voting in the election of directors. Holders of Common
Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of any dissolution, winding up or liquidation of the Company, the shares of Common Stock will share ratably in all the funds available for distribution after payment of all debts and obligations. The holders of Common Stock are subject to any rights that may be fixed for holders of preferred stock as designated upon issuance.

ISSUANCE OF SHARES

At the direction of the Registrant's Board of Directors, the employees and consultants of the Registrant are eligible to participate in Registrant's 2002-A
Employee and Consultant Compensation Plan (the 2002-A Plan). The employees and all consultants may participate in the 2002-A Plan by electing to receive
Registrant's common stock for accrued and unpaid salary at any time after
January 1, 2002 on the basis of one share at not less than ninety percent (90%)
of the lowest closing bid price in the week prior to their accrued salary being due.

Under the 2001 Management Plan and the 2001 Employee Plan, the option grantees may exercise their stock options by delivering a check for the amount of the purchase price for all or a portion of the shares to be purchased and a written statement to the Registrant.

RESALE RESTRICTIONS

     There are no restrictions on resale upon the purchasers of the Stock from the employees or the consultants.

ITEM 2.  Registrant Information and Employee Plan Annual Information

     The Registrant's Annual Report on Form 10-KSB for the fiscal year ended
July 31, 2001 and all reports filed with the Securities and Exchange Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934
subsequent to July 31, 2001 are incorporated by reference into this Prospectus.
Copies of these documents are available to any eligible employee and consultant, without charge, upon written or oral request made to the Registrant at 16 West
46th Street, 7th Floor, New York, NY 10036, or telephone number (1-212-504-8206)

PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are incorporated by reference into this Registration
Statement and made a part hereof:

(a) The Registrant's Form SB-2 filed February 27, 2001 and all amendments thereto filed under Section 13(a) or 15(d) of Securities Exchange Act of 1934,
as amended (the "Exchange Act").

(b) The Company's 10-KSB for the fiscal year ended July 31, 2001 and all amendments thereto filed under Section 13(a) or 15(d) of the Exchange Act.

(c)  The Registrant's Form 10-QSB/A for the period ended January 31, 2002.

(d) All other reports which may be filed by the Registrant pursuant to Section
13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registrant document referred to in (a) immediately above.

(e) Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposed of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration
Statement.

Item 4.   Description of Securities.

The class of securities to be offered hereby has been registered under Section
12(b) of the Exchange Act by the registrant, and incorporated by reference.
Item 5. Interests of Named Experts and Counsel.

The validity of the securities offered will be passed upon for the Registrant by
Simon S. Kogan, Esq. of the law firm of Kogan & Associates, LLC.

Morgan & Company  consents to the  incorporation by reference of their report on the audited financial statements contained in the Form 10-KSB filed for the year ended July 31, 2001.

Item 6.  Indemnification of Directors and Officers.

We shall indemnify to the fullest extent permitted by, and in the manner permissible under the laws of the State of Florida, any person made, or threatened to be made, a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he is or was a director or officer, or served any other enterprise as director, officer or employee at our request. The Board of Directors, in its discretion, shall have the power on behalf of the Registrant to indemnify any person, other than a director or officer, made a party to any action, suit or proceeding by reason of the fact that he/she is or was an employee.

To the extent permitted under Florida statutes, the Registrant may limit, through indemnification, the personal liability of their directors or officers in actions, claims or proceedings brought against such person by reason of that person's current or former status as an officer or director of the corporation. We may indemnify our directors or officers if the person acted in good faith and in a manner the person reasonably believed was, at least, not opposed to the best interests of the corporation. In the event of a criminal action or proceeding, indemnification is not available if the person had reasonable cause to believe their action was unlawful.

Further, in an action brought by us or in our right, if the person, after exhaustion of all appeals, is found to be liable to us, or if the person makes payment to us in settlement of the action, indemnification is available only to the extent a court of competent jurisdiction determines the person is fairly and reasonably entitled to indemnification. Such discretionary indemnification is available only as authorized on a case-by-case basis by: (1) the stockholders;
(2) a majority of a quorum of the Board of Directors consisting of members of the Board who were not parties to the action, suit or proceeding; (3) if a majority of a quorum of the Board of Directors consisting of members of the board who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (4) if a quorum of the Board of Directors consisting of members of the Board who were not parties to the action cannot be obtained, by independent legal counsel in a written opinion.

To the extent that our director or officer is successful in defending against an action, suit or proceeding brought against that person as a result of their current or former status as an officer or director, we may indemnify the person against all expenses actually and reasonably incurred by the person in connection with their defense. Florida law also allows Florida corporations to advance expenses of officers and directors incurred in defending a civil or criminal action as they are incurred, upon receipt of an undertaking by or on behalf of the director or officer to repay such expenses if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the corporation because such officer or director did not act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation.

Our By-laws provide for the indemnification of its directors and officers to the maximum extent provided by law. It is the position of the SEC and certain state securities administrators that any attempt to limit the liability of persons controlling an issuer under the federal securities laws or state securities laws is contrary to public policy and therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8.  Exhibits.

See Exhibit Index and Exhibits attached hereto.

Item 9.  Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which it offers or sells securities, a post effective amendment to this Registration Statement to:

(i) Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than twenty percent (20%)
change in the maximum aggregate offering price set forth in the "Calculation of
Registration Fee" table in the effective registration statement.

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or
497(h) under the Securities Act as part of this registration statement as of the time Commission declared it effective.

(4) For determining any liability under the Securities Act, treat each post effective amendment as a new registration statement for the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to
directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification in against public policy as expressed in the Act and is, therefore, unenforceable.
In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a Court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the
Securities Act and will be governed by the final adjudication of such issue.

                                    SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration
Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on June 4, 2002.
Pursuant to the requirements of the Securities Act of 1933, this Registration
Statement has been signed by the following persons in the capacities and on the date indicated:

Environmental Strategies & Technologies International, Inc.

/s/ Todd Violette
-----------------
By: Todd Violette, Director
16 West 46th Street, 7th Floor
New York, New York 10036
212-504-8206

                                  EXHIBIT INDEX

Exhibit No.                Exhibit Item

3.1     Articles of Incorporation and Form 10-QSB for the period ended amendments thereto June 30, 1999

3.2     Articles of Amendment (Name Change)

3.3     Bylaws Form 10-QSB for the period ended March 31, 1999

4.1     2002 Employee Stock Option Plan Filed herewith

  5     Opinion Re: Legality and Consent Filed herewith

10.1    2002 Employee Stock Option Plan

23      Consent of Experts